Exhibit 10.4

EXECUTION COPY

AMENDMENT TO THE

EMPLOYMENT AGREEMENT

BETWEEN

SPECIALIZED TECHNOLOGY RESOURCES, INC.

AND

DENNIS L. JILOT

This Amendment (the “Amendment”) to that certain Employment Agreement (the “Agreement”) by and between Specialized Technology Resources, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Dennis L. Jilot (the “Executive”), dated as of July 18, 2008, is made as of the date hereof by and between the Company and the Executive.

RECITALS

WHEREAS, the Company and the Executive entered into the Agreement as of July 18, 2008;

WHEREAS, Section 14 of the Agreement permits the Company and the Executive to amend or supplement the Agreement by a writing signed by a duly authorized officer of the Company and the Executive; and

WHEREAS, the Company and the Executive wish to amend the Agreement with respect to the contemplated issuance of restricted shares of STR Holdings LLC, a Delaware limited liability company (together with any successor thereto, “Parent”), pursuant to Section 6 of the Agreement.

AGREEMENT

In consideration of the mutual promises, covenants and conditions hereinafter set forth, the Company and the Executive agree to amend the Agreement as follows:

1.             All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

2.             Section 6 of the Agreement is hereby amended and restated in its entirety with the following:

“6.           Restricted Stock; Phantom Units.

(a)           In General.  Upon the occurrence of an initial public offering or, if earlier, the conversion of Parent to an entity treated as a corporation for federal income tax purposes (a “Conversion”), the Company intends to issue to the Executive a number of restricted shares of Parent having an aggregate fair market value (at the initial public offering price or, in the case of a Conversion, at a price determined in good faith by the Board) equal to the fair market value at the date of the initial public offering or Conversion of 223,464 Class A Units of Parent (the “Restricted Shares”); provided, however, should neither an initial public offering nor a Conversion occur by December 31, 2009, the Company intends to issue to the Executive 223,464 phantom Class A Units of Parent (such phantom Class A Units of Parent, the “Phantom Units”).  In the event the

Restricted Shares are issued to the Executive, the Executive shall have the option to make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code” and such an election, an “83(b) Election”), to include the fair market value of the Restricted Shares in his current taxable income as of the date of issuance, and Parent agrees to reasonably cooperate with the Executive if he chooses to make this election.  The Restricted Shares or Phantom Units, as the case may be, shall be subject to any terms and conditions reasonably determined by the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company and shall entitle the Executive to receive the value of the Class A Units underlying the Phantom Units (or the equity interests into which such Class A Units have converted) payable by the Company to the Executive, in cash or in equity of Parent or the Company (or either of their successors), at the earliest of (a) July 18, 2012, (b) a Change of Control and (c) the Executive’s termination by the Company without Cause or by the Executive for Good Reason (including by reason of the Executive’s death or Disability) (such earliest date, the “Payment Date”); provided, that in the event that Executive is determined by the Company to be a “specified employee” (as defined in Code Section 409A(2)(B) and determined in accordance with Code Section 416(i) (without regard to paragraph (5) thereof)) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, any payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Code Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  The Restricted Shares or Phantom Units, as the case may be, shall vest in equal 1/60th installments as of the last day of each of the 60 successive calendar months beginning after April 2009, which, for the sake of clarity, means that the first vesting date for such Restricted Shares or Phantom Units will be May 31, 2009; provided, however, if the Executive is still actively employed in his current capacity as Chairman, President and Chief Executive Officer of the Company as of July 18, 2012, the remaining unvested Restricted Shares or Phantom Units, as the case may be, shall become immediately vested; provided, further that if Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, Executive shall immediately forfeit any Restricted Shares or Phantom Units that remain unvested as of the date of such termination.  In the event of a Change of Control or in the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (including by reason of the Executive’s death or Disability) whether prior to or after the issuance date of the Restricted Shares or Phantom Units, as the case may be, the Restricted Shares or Phantom Units, as the case may be, to the extent they then remain unvested, shall become immediately and fully vested and payable in accordance with the terms of this Section 6(a).  A “Change of Control” shall mean (i) the sale (in one transaction or a series of transactions) of all or substantially all of the assets of the Company to a third party; (ii) a sale or issuance (in one transaction or a series of transactions) of any securities resulting in more than 50% of the voting power of the Company being held, directly or indirectly, by a “person” or “group” (as such terms are used in the Exchange Act) that does not include any of the then existing shareholders of the Company or any of their respective Affiliates; or (iii) a merger or consolidation of the Company with or into another Person if following such merger or consolidation, more than 50% of the voting power of the Company is held, directly or indirectly, by a “person” or “group” (as such terms are used in the Exchange Act) that does not include any of the then existing shareholders of the Company or any of their respective Affiliates;

provided, however, notwithstanding the foregoing provisions of this Paragraph 6(a) or anything in this Agreement to the contrary, the definition of “Change of Control” herein shall in all instances comply with Treasury Regulation Section 1.409A-3(a)(5).

(b)           Gross-Up.  In the event the Phantom Units are issued to the Executive, upon the payment by the Company of the amounts described in Section 6(a) above, the Company shall pay to the Executive an amount in cash to compensate the Executive for the difference between the federal income taxes payable with respect to amounts received pursuant to Section 6(a) above and the federal income taxes that would have been payable by the Executive were the Executive to have (i) been issued Restricted Shares on April 1, 2009, (ii) made an 83(b) Election with respect to his receipt of such Restricted Shares and (iii) to have sold such Restricted Shares on the Payment Date for an amount equal to the amount payable pursuant to Section 6(a).  Any payment made by the Company to the Executive pursuant to this Section 6(b) shall be made no later than the end of the taxable year of the Executive following the taxable year in which the Executive remits such taxes.

3.             All other provisions of the Agreement not specifically amended by this Amendment shall remain in full force and effect.  This Amendment shall become automatically effective upon the execution of this Amendment by the Company and the Executive.

4.             This Amendment shall be construed in accordance with and governed by the laws of the State of Nevada, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

5.             This Amendment may be executed in counterparts and by facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ Dennis L. Jilot
Dennis L. Jilot

SPECIALIZED TECHNOLOGY RESOURCES, INC.

By:	/s/ Barry A. Morris
Name: Barry A. Morris
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO AMENDMENT (D. JILOT EMPLOYMENT AGMT)